EXHIBIT 99.1

Terra Tech Corp. Reports Financial Results for the Second Quarter of 2019

Revenue increased 19% versus the second quarter in 2018; up 40% from first quarter 2019

IRVINE, CA – August 8, 2019 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced its financial results for the period ended June 30, 2019.

Derek Peterson, Chief Executive Officer of Terra Tech, commented, “We generated $10.37 million in revenue during the second quarter of 2019, a 19% increase from the $8.72 million in the same period of 2018. Gross margins saw a 526-basis point improvement over the prior year’s quarter due to our lower cost of goods and higher margin private label sales. These strong results were driven by one of our healthiest quarters on the retail level, especially in our San Leandro dispensary which commenced adult use sales in May, further positioning us as a leading vendor in California.

“The Company is as lean and healthy as it has ever been, and future quarterly results are expected to reflect the strength of our retail position and streamlined operations. In addition to our San Leandro performance, this quarter has seen several other milestones, including the launch of Terra Tech’s cannabis delivery service in Santa Ana which has cemented us as a major supplier of medical and adult-use cannabis to Santa Ana and its surrounding cities. The Company has made substantial headway in Nevada as well, where we started the process of opening our Blüm CBD store located in a highly trafficked section of Downtown Las Vegas. In Reno, we acquired complete ownership of our Blüm Reno dispensary allowing us to ramp cultivation and production.

“Our quarterly performance shows that the Company is trending in the right direction. Our restructuring program is well underway and we have already begun transitioning out of our non-core assets, streamlined both our operations and headcount, and identified some potential acquisition targets. Terra Tech is also looking to leverage relationships to investigate operations in the global CBD market due to its wide appeal, opposed to the heavily regulated cannabis market which is yet to see the same level of acceptance. We have a clear path to profitability and remain committed to building shareholder value,” concluded Mr. Peterson.

Financial Update

•	For the quarter ending June 30, 2019, the Company generated revenues of approximately $10.37 million, compared to approximately $8.72 million for the second quarter ending June 30, 2018, an increase of approximately $1.65 million or 19%. The increase was primarily due to increased Cannabis revenues due to our Dispensary year-over-year growth of $0.95 million or 14.0% due to increased customer traffic and higher average sale amounts. Also driving the increase is the development of cultivation and production operations, which accounted for $0.58 million of the increase. The Herbs & Produce division increased by $0.12 million year-over-year.

•	Gross margin for the period ending June 30, 2019 was approximately 47.4% compared to approximately 42.1% for the second quarter ending June 30, 2018. The increase in Gross Margin was primarily due to operational improvements in the cannabis segment.

•	Selling, general and administrative expenses for the period ending June 30, 2019 were approximately $12.05 million, compared to approximately $9.86 million for the second quarter ending June 30, 2018.

•	The Company reported a Gain on Interest in Joint Venture of $0.35 million for the period ending June 30, 2019, due to measurement period adjustments recorded for the consolidation of the Nuleaf joint venture.

•	The net loss attributable to Terra Tech for the period ending June 30, 2019 was approximately $10.14 million or $0.10 per share compared to a loss of approximately $9.97 million or $0.15 per share for the second quarter ending June 30, 2018.

•	The Company had $1.9 million in cash as of June 30, 2019, compared with $7.2 million as of December 31, 2018.

•	Stockholders’ equity for the period ending June 30, 2019 amounted to approximately $110.14 million, an increase of approximately $15.27 million compared to approximately $94.87 million as of December 31, 2018.

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Business Update

California:

•	All of Terra Tech’s operating California facilities were issued a provisional license from the State of California, which is valid for one year and requires METRC compliance. The issuance of these licenses ensures that operations will continue in a lawful and uninterrupted manner for the next year.

•	Santa Ana:

➢ The Company launched its legal cannabis delivery service operating from its state licensed Blüm dispensary in Santa Ana, making Terra Tech a major supplier of medical and adult-use cannabis to Santa Ana and the surrounding cities, such as Irvine, Laguna Beach and Newport Beach. All of the aforementioned cities suffer from a scarcity of existing cannabis dispensaries and launching a premier delivery service enables the Company to expand distribution of its best-in-class cannabis products to reach an even greater number of patients and customers.

➢ Terra Tech has begun the process to fully permit and open a vertically integrated cannabis complex to host large-scale, cannabis-themed events at its East Dyer Road location.

•	Oakland: The Company is in the final stages of construction at its 13,000 square foot cultivation facility in Hegenberger, Oakland, which is expected to be fully operational upon receipt of State licensing. The Company’s Blüm Oakland dispensary reported strong sales in the second quarter.

•	San Leandro: Blüm San Leandro commenced sales to the adult use market after receiving City and State approval.

Nevada:

•	Las Vegas: The Company started the process of opening a CBD only retail location called Blüm CBD in Downtown Las Vegas at its retail location on 121 North 4th Street. The future Blüm CBD is positioned to be easily accessible and draw high volumes of customers on North 4th Street, located just 100 feet from the world-famous Fremont Street Experience which attracts more than 14 million annual visitors. The design of the store is going to be reflective of new Blüm store concepts and the artful vibe of Downtown Las Vegas.

•	Reno: The Nevada Department of Taxation approved Terra Tech’s agreement to acquire the remainder of the interest in the Blüm Reno dispensary and the building where the facility is located from Forever Green NV and Forever Young Investments, LLC, affiliates of Heidi Loeb Hegerich. Terra Tech Corp.'s ownership in the Blüm dispensary, including its cannabis licenses and the building which houses the dispensary, increased from 50% to 100%.

Conference Call

The company will also host a conference call on Thursday, August 8, 2019 at 4:30 PM Eastern.

Dial-In Number: 1-857-232-0157

Access Code: 422095

Derek Peterson, Chairman and CEO of Terra Tech Corp., will be answering shareholder questions at the end of the call. Should you have questions during or prior to the conference call please send an email to TRTC@kcsa.com with TRTC Question in the subject line. Mr. Peterson will answer as many questions as time will allow.

For those unable to participate in the live conference call, a replay will be available at http://www.smallcapvoice.com/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm's retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its multiple California and Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated cannabis dispensaries throughout California and dispensaries in Nevada. The Company's wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech's MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Blüm Retail Stores visit: http://letsblum.com

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Instagram @letsblum

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to Terra Tech Corp. (the "Company") or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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TERRA TECH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except for Shares and per-Share)

	Three Months Ended
	June 30,
	2019	2018

Total Revenues	$10,372	$8,718
Cost of Goods Sold	5,457	5,046

Gross Profit	4,915	3,672

Selling, General and Administrative Expenses	12,048	9,862

Loss from Operations	(7,133)	(6,190)

Other Income (Expense):
Impairment of Assets	(510)	0
Interest Expense, Net	(4,061)	(3676)
Other Income/(Loss)	1,022	-
Gain / (Loss) in Interest in Equity Investment	350	-

Total Other Income (Expense)	(3,199)	(3,676)

Net Loss	(10,332)	(9,866)
Net Income (Loss) Attributable to Non-Controlling Interest	(191)	105

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(10,141)	$(9,971)

Net Loss Per Common Share Attributable to Terra Tech Corp. Common Stockholders – Basic and Diluted (1)	$(0.10)	$(0.15)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	105,360,358	68,734,997

(1) Adjusted to reflect the one-for-15 reverse stock split. See "Note 1 – Description of Business."

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TERRA TECH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for Shares)

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS

Current Assets:
Cash	$1,922	$7,193
Accounts Receivable	2,310	1,247
Inventory	3,777	2,280
Assets Held for Sale	11,122	7,501
Prepaid Expenses and Other Current Assets	1,108	741

Total Current Assets	20,212	18,962

Property, Equipment and Leasehold Improvements, Net	43,441	34,139
Intangible Assets, Net	28,137	18,466
Goodwill	36,757	35,173
Other Assets	10,671	897
Other Investments	5,000	12,451

TOTAL ASSETS	$144,218	$120,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current Liabilities:
Accounts Payable and Accrued Expenses	$8,612	$6,901

Total Current Liabilities	8,612	6,901

Long-Term Liabilities:
Long-Term Debt, Net of Discounts	15,863	18,313
Long-Term Lease Liabilities	9,603	-
Total Long-Term Liabilities	25,466	18,313

Total Liabilities	34,078	25,214

STOCKHOLDERS’ EQUITY:
Preferred Stock, Convertible Series A, Par Value 0.001:	-	-
100 Shares Authorized as of March 31, 2019 and December 31, 2018; 12 Shares Issued and Outstanding as of March 31, 2019 and December 31, 2018	-	-
Preferred Stock, Convertible Series B, Par Value 0.001:	-	-
41,000,000 Shares Authorized as of March 31, 2019 and December 31, 2018; 0 Shares Issued and Outstanding as of March 31, 2019 and December 31, 2018	-	-
Common Stock, Par Value 0.001:	-	-
990,000,000 Shares Authorized as of March 31, 2019 and December 31, 2018; 100,648,444 and 81,759,415 Shares Issued and Outstanding as of March 31, 2019 and December 31, 2018, respectively (1)	109	82
Additional Paid-In Capital (1)	255,112	236,543
Accumulated Deficit	(157,965)	(142,754)

Total Terra Tech Corp. Stockholders’ Equity	97,256	93,870
Non-Controlling Interest	12,884	1,003

Total Stockholders’ Equity	110,140	94,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$144,218	$120,088

(1) Adjusted to reflect the one-for-15 reverse stock split. See "Note 1 – Description of Business.”

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